EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated March 5, 2015, in Prospectus Supplement No. 2 to the Registration Statement (Form S-4 No. 333-2011130) and related Prospectus of Century Communities, Inc. for the Offer to Exchange 6.875% Senior Notes due 2022 and Related Guarantees for 6.875% Senior Notes due 2022 and Related Guarantees.

/s/ Ernst & Young LLP

Denver, Colorado

March 9, 2015